UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2014

PMFG, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34156	51-0661574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 357-6181

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On July 25, 2014, PMFG, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Cannell Capital LLC, Tristan Partners, L.P., Tristan Offshore Fund, Ltd., J. Carlo Cannell, Dilip Singh, Alfred John Knapp, Jr., Mark D. Stolper, John M. Climaco, Charles M. Gillman and Kenneth H. Shubin Stein (collectively, the “Group”) resolving matters related to the election of directors at the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). The Group previously submitted a letter nominating Dr. Shubin Stein and Mr. Gillman for election to the Board at the Annual Meeting.

In accordance with the Agreement, on July 25, 2014, the Board appointed Mr. Gillman as a Class III director to fill an existing vacancy on the Board, the term of which will expire at the Company’s annual meeting of stockholders in 2015 (the “2015 Meeting”). On the same date, the Board also increased the size of the Board from six to seven members and appointed Dr. Shubin Stein as a Class I director to fill the newly created vacancy, the term of which will expire at the Company’s annual meeting of stockholders in 2016 (the “2016 Meeting”). Pursuant to the Agreement, the Company has agreed to nominate Mr. Gillman for reelection at the 2015 Meeting and to nominate Dr. Shubin Stein for reelection at the 2016 Meeting.

Concurrently, the Group agreed to withdraw its nominations with respect to the Annual Meeting and not to solicit proxies or make any other proposals at the Annual Meeting or initiate, encourage or participate in any withhold or similar campaign at the Annual Meeting. Further, the Group agreed to vote its shares of the Company’s common stock for the election of Robert McCashin and Howard Westerman at the Annual Meeting and for the other proposals that the Board recommends that stockholders approve at the Annual Meeting. As of June 4, 2014, the Group beneficially owned an aggregate of 1,137,794 shares of the Company’s common stock.

The Company agreed to reimburse the Group for up to $160,000 of its reasonable, documented out-of-pocket expenses incurred in connection with the matters related to the Annual Meeting and the negotiation and execution of the Agreement.

The foregoing description of the Agreement is not complete and is qualified in its entirety by the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Agreement described in Item 1.01 to this Current Report on Form 8-K, Kenneth H. Shubin Stein and Charles M. Gillman were appointed as directors effective July 25, 2014.

As of the date of this report, no decision has been made with respect to which committee or committees of the Board that Dr. Shubin Stein or Mr. Gillman will be appointed as a member.

Item 7.01 Regulation FD Disclosure.

Included below is biographical information for each of the newly appointed directors of the Company.

Kenneth H. Shubin Stein, M.D., CFA, age 45, is the Founder and Portfolio Manager of Spencer Capital Management, a private investment firm, since its founding in 2002. He is also the Chairman of Spencer Capital Holdings. Dr. Shubin Stein was a portfolio manager at Promethean Investment Group LLC, an investment firm, from September 2001 to December 2002, and an Orthopedic Resident at Mount Sinai Hospital from July 2000 until August 2001. Dr. Shubin Stein served on the board of directors of Celebrate Express, Inc., an online retailer of party supplies, from August 2006 to August 2008 and the board of directors of MRV Communications, Inc., a global provider in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers, from November 2009 to October 2011.

Dr. Shubin Stein is a graduate of the Albert Einstein College of Medicine where he completed a five year medical and research program with a focus on molecular genetics. He has a B.A. from Columbia College with a dual concentration in Premedical Studies and Political Science. Dr. Shubin Stein is an adjunct professor at Columbia Business School.

Charles M. Gillman, age 44, is the Executive Managing Director of IDWR Office, a multi-family investment firm. He has held this position since June 2013. Prior to his position at IDWR Office, Mr. Gillman served as the Portfolio Manager of Nadel & Gussman, LLC, an oil and gas company. Mr. Gillman currently serves on the board of directors of Digirad Corporation, a diagnostic imaging solutions company, On Track Innovation Systems Ltd., a developer of cashless payment solutions and The Penn Club of New York. Mr. Gillman has also previously served on the board of directors of Aetrium Incorporated, a provider of IC handling solutions to the semiconductor and electronic components industries, Littlefield Corporation, a charitable giving corporation, Infusystems Holdings, Inc., a healthcare services company, CompuMed Inc., a provider of telemedicine solutions and MRV Communications, a global provider on converged pack and optical solutions that empower the optical edge and network integration services for leading communications service providers.

Mr. Gillman graduated Summa Cum Laude from the University of Pennsylvania – The Wharton School.

Item 9.01 Financial Statements and Exhibits

10.1	Agreement, dated July 25, 2014, between PMFG, Inc. and Cannell Capital LLC, Tristan Partners, L.P., Tristan Offshore Fund, Ltd., J. Carlo Cannell, Dilip Singh, Alfred John Knapp, Jr., Mark D. Stolper, John M. Climaco, Charles M. Gillman and Kenneth H. Shubin Stein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMFG, INC.

By:	/s/ Ronald L. McCrummen
Ronald L. McCrummen
Executive Vice President and Chief Financial Officer

Date: July 25, 2014

EXHIBIT INDEX

10.1	Agreement, dated July 25, 2014, between PMFG, Inc. and Cannell Capital LLC, Tristan Partners, L.P., Tristan Offshore Fund, Ltd., J. Carlo Cannell, Dilip Singh, Alfred John Knapp, Jr., Mark D. Stolper, John M. Climaco, Charles M. Gillman and Kenneth H. Shubin Stein